Exhibit 3.1.4

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
MONARCH INVESTMENT PROPERTIES, INC.

Pursuant to Section 78.403
of the Nevada Revised Statutes

September 11, 2007

Monarch Investment Properties, Inc., intending to amend and restate its Articles of Incorporation hereby adopts and executes the following Amended and Restated Articles of Incorporation:

ARTICLE I
NAME

The name of this corporation is Monarch Investment Properties, Inc. (the “Corporation”)

ARTICLE II
PRINCIPAL OFFICE

The principal office of the Corporation shall be 1801 N. Military Trail, Suite 203, Boca Raton, Florida 33431.

ARTICLE III
DURATION

The duration of the Corporation shall be perpetual.

ARTICLE IV
PURPOSE

The Corporation shall have unlimited power to engage in and do any lawful act concerning any or all lawful business for which corporations may be organized under the Nevada Revised Statutes (the “NRS”).

ARTICLE V
REGISTERED OFFICE

The address of the registered office of the Corporation is 502 N. Division Street, Carson City, Nevada 89703. The name of the registered agent of the Corporation at the registered office is Corporate Services of Nevada.

ARTICLE VI
STOCK OF THE CORPORATION

A.
Authorized Shares.   The total number of shares of all classes which the Corporation shall have authority to issue is 125,000,000 of which 25,000,000 shall be Preferred Shares, par value $.01 per share, and of which 100,000,000 shall be Common Shares, par value $.001 per share, with the designations, preferences, limitations and relative rights of the shares of each class are as follows:

(i)
Preferred Shares.   The Corporation may divide and issue the Preferred Shares in series. Preferred Shares of each series when issued shall be designated to distinguish it from the shares of all other series. The Board of Directors is hereby expressly vested with authority to divide the class of Preferred Shares into series and to fix and determine the relative rights and preferences of the shares of any such series so established to the full extent permitted by these Amended and Restated Articles of Incorporation and the laws of the State of Nevada in respect to the following:

		(1)	The number of shares to constitute such series and the distinctive designations thereof;

		(2)	The rate and preference of dividends, if any, the time of payment of dividends, whether dividends are cumulative and the date from which any dividend shall accrue;

		(3)	Whether the shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

		(4)	The amount payable upon shares in event of involuntary liquidation;

		(5)	The amount payable upon shares in event of voluntary liquidation;

		(6)	Sinking fund or other provisions, if any, for the redemption or purchase of shares;

		(7)	The terms and conditions on which shares may be converted, if the shares of any series of issued with the privilege of conversion;

		(8)	Voting powers, if any; and

(9)
Any other relative rights and preferences of shares of such series, including, without limitation, any restriction on an increase in the number of shares of any series theretofore authorized and any limitation or restriction of rights or powers to which shares of any further series shall be subject.

	(ii)	Common Shares.

(1)
The rights of holders of the Common Shares to receive dividends or share in the distribution of assets in the event of liquidation, dissolution or winding up of the affairs of the Corporation shall be subject to the preferences, limitations and relative rights of the Preferred Shares fixed in the resolution or resolutions which may be adopted from time to time by the Board of Directors of the Corporation providing for the issuance of one or more series of the Preferred Shares.

(2)
The holders of the Common Shares shall have unlimited voting rights and shall constitute the sole voting group of the Corporation, except to the extent any additional voting group or groups may hereafter be established in accordance with the NRS, and shall be entitled to one vote for each share of Common Stock held by them of record at the time for determining the holders thereof entitled to vote.

B.
No Preemptive Rights Allowed.   The holders of the shares of the common stock of the Corporation shall not be entitled to purchase or subscribe for any unissued or treasury shares of any class, or any additional shares of any class to be issued by reason of any increase of the authorized shares of the Corporation of any class, or any bonds, certificates of indebtedness, debentures, or other securities, rights, warrants, or options convertible into shares of the Corporation or carry any right to purchase shares of any class in accordance with their proportionate equity in the Corporation.

C.	Certificates. The Board of Directors of the Corporation are hereby granted the right to determine the number of shares in which corporate certificates shall be issued.

D.	Assessments. The stock of this Corporation shall not be subject to any assessment to pay the debts of the Corporation.

ARTICLE VII
BOARD OF DIRECTORS

A.	Business of the Corporation. The business and affairs of the Corporation shall be managed by the Board of Directors.

B.
Number of Directors.   There shall be no fewer than one (1) member of the Board of Directors of the Corporation. Directors need not be stockholders of the Corporation or residents of the State of Nevada. The number of directors from time to time comprising the entire Board of Directors shall be fixed by or in the manner provided in the Amended and Restated Bylaws.

C.
Voting for Directors.   At each election of directors that number of candidates equaling the number of directors to be elected, having the highest number of votes cast in favor of their election, shall be elected to the board of directors. Cumulative voting shall not be allowed.

D.
Sales of Corporation Stock or Assets.   The right to sell or acquire stock or assets of this Corporation without approval of the stockholders is hereby granted to the Board of Directors of the Corporation.

ARTICLE VIII
CERTAIN ELECTIONS

A.
Acquisition of Controlling Interest.   Pursuant to the NRS Section 78.378, the Corporation elects not to be governed by the provisions of the NRS applicable to the acquisition of a controlling interest in the stock of the Corporation, as set forth in NRS Sections 78.378 to 78.3793.

B.
Combinations With Interested Stockholders.   At such time, if any, as the Corporation becomes a “resident domestic corporation”, as that term is defined in NRS 78.427, the Corporation shall not be subject to, or governed by, any of the provisions in NRS 78.411 to 78.444, inclusive, as may be amended from time to time, or any successor statute.

ARTICLE IX
INTERESTED TRANSACTIONS

No contract or transaction between the Corporation and one or more of its directors or officers or stockholders, or between the Corporation and any other entity in which one or more of its officers, directors or stockholders shall be void or voidable solely for this reason, or solely because the officers, directors or stockholders are present at, or participate in the meeting of the Board of Directors, committee thereof, or stockholders which authorized the transaction. Interested officers, directors or stockholders may be counted for purposes of a quorum, and interested stockholders may vote on the question of approval of such contract or transaction, provided, however, that full disclosure of their interest is made prior to such vote to the other stockholders present at such meeting, or if by proxy, in a statement in writing delivered to such other stockholders not later than the date on which their proxy is requested for such meeting.

ARTICLE X
INDEMNIFICATION

In addition to, and in no way limiting the powers or authority now or hereafter conferred upon the Corporation by the Amended and Restated Articles of Incorporation, the Amended and Restated Bylaws of the Corporation, or by the laws of the State of Nevada, the Corporation shall possess, and may exercise all powers of indemnification of officers, directors, employees agents, and other persons and all powers and authority incidental thereto (including without limitation of power and authority to advance expenses, and to purchase and maintain insurance with respect thereto), without regard to whether or not such powers and authority are specifically provided for by the NRS. The Board of Directors of the Corporation is hereby authorized and empowered on behalf of the Corporation and without stockholder action, to exercise all of the Corporation’s authority and powers of indemnification.

ARTICLE XI
AMENDMENTS

The Corporation reserves the right to amend, alter, change, or repeal any provisions contained herein, or to add any provision to, its Amended and Restated Articles of Incorporation, from time to time, and in any manner now or hereafter prescribed or permitted by the NRS, and all rights and powers conferred upon directors and stockholders hereby are granted, subject to this reservation.

ARTICLE XII
BYLAWS

The power to amend, alter, change, or repeal the Amended and Restated Articles Bylaws or adopt new Bylaws shall be vested in the Board of Directors of the Corporation.

ARTICLE XIII
APPROVALS

The board of directors of the Corporation at a meeting duly convened and held on the 11th day of September, 2007 adopted a resolution to amend and restate the original Articles as set forth herein.

The number of shares of the Corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation are 16,168,733. The above change(s) and amendments have been consented to and approved by 15,420,000 of these shares constituting a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has executed these Amended and Restated Articles of Incorporation to be executed by its President as of the date first above written.

MONARCH INVESTMENT PROPERTIES, INC.

By:	/s/ David Miller

Name: David Miller
Title: President